Exhibit 99.1

TRANSFER AND JOINDER AGREEMENT

This TRANSFER AND JOINDER AGREEMENT (this “Agreement”) is entered into on this September 1, 2018, by and between Palm Active Dental, LLC, a Delaware limited liability company (“Transferor”), and Palm Global Small Cap Master Fund, LP, a Cayman Islands limited partnership (“Transferee”).  Transferor and Transferee are sometimes referred to herein as a “Party” and together as the “Parties”.

The Parties are party to a Securities Purchase Agreement, dated December 28, 2017 (the “Securities Purchase Agreement”), with Birner Dental Management Services, Inc., a Colorado corporation (the “Company”), pursuant to which Transferor acquired from the Company a Convertible Senior Subordinated Secured Loan Note in the principal amount of $3,493,000 (the “Subject Note”) and seven (7) shares of Series A Convertible Preferred Stock (the “Subject Shares”) and Transferee acquired from the Company a Convertible Senior Subordinated Secured Loan Note in the principal amount of $1,497,000 and three (3) shares of Series A Convertible Preferred Stock.

In connection with the Securities Purchase Agreement, the Parties also entered into a Security Agreement, dated December 28, 2017 (the “Security Agreement”), with the Company, a Subordination Agreement, dated December 28, 2017 (the “Subordination Agreement”), with the Company and Guaranty Bank and Trust Company, a Colorado bank (the “Bank”), and a Registration Rights Agreement, dated December 28, 2017 (the “Registration Right Agreement”), with the Company.

Transferor hereby transfers and contributes to Transferee $1,497,000 in principal amount of the Subject Note (the “Acquired Note”) and three (3) of the Subject Shares (the “Acquired Shares”), in exchange for limited partnership interests in Transferee with a value equal to $1,500,000 as of the date hereof (the “LP Interests”). The Transferor shall be entitled to the payment of accrued but unpaid interest on the Acquired Note and accrued but unpaid dividends on the Acquired Shares up to and through the date hereof. Interest on the Acquired Note and dividends on the Acquired Shares accruing from and after the date hereof shall be payable to the Transferee.  Transferee shall issue the LP Interests to Transferor on or promptly after the date hereof.

Transferor agrees to promptly surrender to the Company for transfer the Subject Note and a certificate for the Subject Shares and cause the Company to issue to the Transferee a new Convertible Senior Subordinated Secured Loan Note in the amount of the Acquired Note and a certificate for three (3) shares of Series A Convertible Preferred Stock representing the Acquired Shares, with the balance of the Subject Note and Subject Shares being reissued by the Company to the Transferor.

Transferee is already a party to the Securities Purchase Agreement, Security Agreement, Subordination Agreement, and Registration Rights Agreement.  Transferor hereby assigns to Transferee all of Transferor’s rights and benefits under the Securities Purchase Agreement, Security Agreement, Subordination Agreement, and Registration Rights Agreement as to the Acquired Note and the Acquired Shares. Transferee agrees to be bound by the Securities Purchase Agreement, Security Agreement, Subordination Agreement, and Registration Rights Agreement, as to the Acquired Note and the Acquired Shares, pursuant to the terms and conditions of such agreements. Transferee hereby agrees to be joined as a party to the Subordination Agreement, as to the Acquired Note and the Acquired Shares, as a “Subordinated Creditor” thereunder and hereby designates the “Subordinated Creditor Agent” as its agent under such agreement as and to the extent provided therein. The Transferee hereby agrees to be a party to the Subject Note, to the extent of the interest acquired therein by the Transferee.

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The Parties agree to provide the notices that may be required by the Securities Purchase Agreement, Security Agreement, Subordination Agreement, and Registration Rights Agreement as a result of the transactions effectuated by this Agreement, including a notice to the Company pursuant to the Subject Note and a notice to the Bank pursuant to the Subordination Agreement.

The Parties agree that each of them will execute and deliver such further agreements, documents and instruments, in form and substance reasonably satisfactory to each of them, and take such other actions as may be reasonably necessary or appropriate, to carry out the purposes and intents of this Agreement and fully effectuate the transactions contemplated hereby.

The Parties have previously designated three (3) members of the board of directors of the Company pursuant to their rights under the Securities Purchase Agreement.  The Parties acknowledge that, due to their designation of members of the Company’s board of directors and their respective knowledge of the Company, the Parties are able to evaluate the financial position, results of operations and prospects of the Company and assess the merits of the transactions effectuated pursuant to this Agreement.

The Parties acknowledge, understand and agree that each of the Parties may possess material nonpublic information regarding the Company that may not be known to the other Party and that may impact the value of the Acquired Note and the Acquired Shares (the “Information”), but each of them have nevertheless determined that the transactions effectuated by this Agreement are appropriate and have determined to consummate such transactions.

Each Party agrees that neither the other Party nor any of the other Party’s affiliates, directors, principals, shareholders, partners, investors, officers, employees and/or agents shall have any liability to it or its affiliates, directors, principals, shareholders, partners, investors, officers, employees and/or agents, whatsoever, due to, based on or in connection with the other Party’s use or non-disclosure of any Information, and each Party hereby irrevocably waives any claim that it might have based on the failure of the other Party to disclose any such Information.

Each Party agrees, acknowledges, and understands that the other Party is relying on its agreements, acknowledgments and representations in this Agreement as a condition to proceeding with the transactions effectuated hereby and that, without such agreements, acknowledgments and representations, the other Party would not engage in such transactions.

Transferee represents that it is acquiring the Acquired Note and the Acquired Shares solely for Transferee’s own account and not with a view to, or for sale in connection with, any subsequent distribution. Transferee understands that the Acquired Note and the Acquired Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and therefore cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available. Transferee acknowledges that because of the restrictions on the transferability of the Acquired Note and the Acquired Shares, Transferee may be required to bear the economic risk of Transferee’s investment in the Acquired Note and the Acquired Shares for an indefinite period of time.

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This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same Agreement. Any original signature may be obtained through facsimile or other electronic transmission.

This Agreement is binding on the parties hereto and their respective heirs, personal representatives, successors and/or assigns, as applicable, and may not be canceled, revoked, transferred or assigned by any of them.

This Agreement will be governed by and construed in accordance with the laws of the State of New York, notwithstanding any conflict of law provision to the contrary.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth above.

PALM ACTIVE DENTAL, LLC, by

PALM ACTIVE PARTNERS

MANAGEMENT LLC,

its investment manager

By: /s/ Joshua S. Horowitz

Name: Joshua S. Horowitz

Title: Director

PALM GLOBAL SMALL CAP

MASTER FUND, LP, by

PALM MANAGEMENT (US) LLC,

its investment manager

By: /s/ Bradley C. Palmer

Name: Bradley C. Palmer

Title: Sole Member

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